Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

January 26, 2017
First Busey Announces 2016 Fourth Quarter Earnings and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Pulaski merger leads to positive advances in the quarter ending December 31, 2016 from prior year:

• Net income available to common stockholders of $11.5 million, up 8.8%	• Average portfolio loans of $3.810 billion, up 46.8%
• Total net interest income of $44.6 million, up 50.8%	• Average non-interest bearing deposits of $1.060 billion, up 45.1%
• Total non-interest income of $19.0 million, up 16.5%	• Commercial loan growth of $834.6 million, up 42.5%

• January 2017 dividend of $0.18, up 5.9% from prior quarter

First Busey Corporation (the "Company") continued its steady earnings expansion with net income and net income available to common stockholders of $49.7 million, or $1.40 per diluted common share for the year ended December 31, 2016, compared to net income of $39.0 million and net income available to common stockholders of $38.3 million, or $1.32 per diluted common share, for the year ended December 31, 2015.  The 2016 results benefitted from the acquisition of Pulaski Financial Corp. ("Pulaski"), headquartered in St. Louis, Missouri, and the operations of its banking subsidiary, Pulaski Bank, National Association ("Pulaski Bank"), since the closing of the transaction on April 30, 2016.  The Company operated Pulaski Bank as a separate banking subsidiary from May 1, 2016 until November 4, 2016, when it was merged with and into Busey Bank.  At that time, Pulaski Bank's branches became branches of Busey Bank.
Overall, financial results of 2016 were significantly impacted by the Pulaski acquisition, resetting the baseline for financial performance in current and future periods in a multitude of positive ways.  At the date of the merger, the fair value of Pulaski's total assets was $1.6 billion, including $1.4 billion in loans, and $1.2 billion in deposits.  Net income before taxes was positively impacted by $5.8 million of Pulaski's purchase accounting amortization in 2016, net of amortization expense of intangibles.

The Company incurred $10.0 million in pre-tax expenses related to the Pulaski acquisition during 2016.  The level of such expenses is expected to decrease in future periods.  In addition, the Company incurred $2.8 million of notable pre-tax costs during 2016, from wealth management division restructuring, branch fixed asset impairments and losses on private equity investments, which were partially offset by favorable pre-tax amounts of $1.5 million relating to a gain on sale of other real estate owned and a security gain from a strategic bond trade.  Excluding these items, the Company's operating earnings1 for 2016 would have been $56.5 million or $1.60 per diluted common share.

The Company's net income and net income available to common stockholders was $11.5 million for the fourth quarter of 2016, or $0.30 per diluted common share.  The Company reported net income and net income available to common stockholders of $15.4 million, or $0.40 per diluted common share, for the third quarter of 2016 and net income of $10.7 million and net income available to common stockholders of $10.5 million, or $0.36 per diluted common share for the fourth quarter of 2015.

During the fourth quarter of 2016, the Company incurred $6.9 million of pre-tax expenses related to the Pulaski acquisition, which primarily impacted data processing, salaries, wages and employee benefits, and other operating expenses.  Additional notable pre-tax items incurred by the Company during the fourth quarter of 2016 included $0.3 million of branch fixed asset impairments related to previously announced changes to optimize the Company's branch network.  Excluding these items, the Company's operating earnings1 for the fourth quarter of 2016 would have been $15.8 million, or $0.41 per diluted common share.

1 Operating earnings, a non-GAAP financial measure

Balance Sheet Growth:  Portfolio loans increased to $3.879 billion in the fourth quarter of 2016 compared to $3.808 billion in the third quarter of 2016 and $2.628 billion in the fourth quarter of 2015.  The growth during the twelve-month period was primarily due to the Pulaski acquisition.  In addition, during the quarter ended December 31, 2016, the Company saw a favorable shift in the mix of its portfolio loans, which included an increase of $80.6 million in commercial loans, partially offset by a $9.3 million decrease in other loans compared to third quarter of 2016.   Commercial loans at December 31, 2016 grew to $2.796 billion from $1.962 billion for the same period of 2015, a notable increase of 42.5%.

The balance of loans held for sale decreased slightly but remained elevated at $256.3 million on December 31, 2016, following a similarly sizable balance of $266.4 million as of September 30, 2016.  The amount of loans held for sale significantly increased from $9.4 million on December 31, 2015, as the acquisition of Pulaski significantly expanded the Company's mortgage operations.  The increased balance of loans held for sale adds positive momentum going into 2017 by generating net interest income until loans are delivered to investors, at which point mortgage revenue will be recognized.

Average non-interest bearing deposits of $1.060 billion for the three months ended December 31, 2016 increased from $1.024 billion for the three months ended September 30, 2016 and $730.7 million for the three months ended December 31, 2015.  Average non-interest bearing deposits represented 24.4% of total average deposits for the fourth quarter of 2016.  The Company remains strongly core deposit funded with solid liquidity and significant market share in the communities it serves.

Net interest income of $44.6 million in the fourth quarter of 2016 increased from $44.1 million in the third quarter of 2016 and $29.6 million in the fourth quarter of 2015.  Pulaski related purchase accounting accretion and amortization was $3.0 million for the fourth quarter of 2016 and $2.4 million for the third quarter of 2016, with an improvement in the fourth quarter of 2016 driven by greater accelerated cash flows.  Net interest income for the year ended 2016 was $154.7 million compared to $111.8 million for the year ended 2015.

The net interest margin increased to 3.63% for the fourth quarter of 2016, compared to 3.51% for the third quarter of 2016, and 3.23% for the fourth quarter of 2015.  Average interest-earning assets for the three months ended December 31, 2016 decreased to $5.047 billion compared to $5.095 billion for the three months ended September 30, 2016, but increased from $3.703 billion for the three months ended December 31, 2015.  The net interest margin for the year ended 2016 increased to 3.42%, which included a tax-equivalent adjustment of $3.5 million, compared to 3.10% for the same period of 2015, with a tax-equivalent adjustment of $2.2 million.

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends, and also allowed it to raise the quarterly dividend.  The Company will pay a cash dividend on February 3, 2017 of $0.18 per common share to stockholders of record as of January 27, 2017, which represents a 5.9% increase from the quarterly dividend of $0.17 per common share paid in October 2016. First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

At the end of the fourth quarter of 2016, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  First Busey Corporation's Tangible Common Equity ("TCE") decreased to $480.4 million at December 31, 2016 compared to $481.9 million at September 30, 2016 and increased from $343.2 million at December 31, 2015. The fourth quarter of 2016 decline was primarily related to a decrease in the market value of our security portfolio resulting from an increase in market interest rates.  TCE represented 9.05% of tangible assets at December 31, 2016 compared to 8.80% at September 30, 2016 and 8.65% at December 31, 2015.2

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality remains strong.  The asset metrics reflect the post combination results with Pulaski since the date of acquisition.  As of December 31, 2016, the Company reported a slight increase in non-performing loans to $21.6 million compared to $20.1 million as of September 30, 2016 and $12.8 million as of December 31, 2015.  Non-performing loans were 0.56% of total portfolio loans as of December 31, 2016 compared to 0.49% as of December 31, 2015.

2Tangible Common Equity, a non-GAAP financial measure, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP financial measure, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

The Company recorded net charge-offs of $1.6 million for the fourth quarter of 2016, compared to net recoveries of $0.5 million for the third quarter of 2016 and net charge-offs of $0.7 million for the fourth quarter of 2015.  The allowance for loan losses as a percentage of portfolio loans decreased to 1.23% at December 31, 2016 compared to 1.26% at September 30, 2016 and 1.81% at December 31, 2015. The Company recorded a provision for loan losses of $1.5 million in the fourth quarter of 2016, compared to $2.0 million in the third quarter of 2016 and $1.0 million in the fourth quarter of 2015.  For the year ended 2016, the provision for loan losses was $5.6 million, compared to $1.6 million for the same period of 2015.  Net charge-offs were $5.2 million for the year ended December 31, 2016, compared to $1.6 million for the same period of 2015.  The increase in provision for loan losses from 2015 was in part driven by the Pulaski acquisition and resulting acquisition accounting, which does not permit the carryover of the allowance for loan losses on acquired loans.  Instead, these loans are carried net of a fair value adjustment made at the merger date for credit risk and interest rates and are included in the allowance calculation only to the extent that the reserve requirement exceeds such credit-related fair value adjustment.  However, as the acquired loans renew and as the Company originates new loan production, it is necessary to establish an allowance for losses, which represents an amount that, in management's opinion, will be adequate to absorb probable credit losses.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from period to period.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 45.4% of the Company's non-interest income for the quarter ended December 31, 2016, providing a balance to revenue from traditional banking activities.  As Pulaski had no legacy fee income in these businesses, the addition of these service offerings in Pulaski's markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees increased to $5.9 million for the fourth quarter of 2016 compared to $5.3 million for the third quarter of 2016 and $5.7 million for the fourth quarter of 2015.  Trust fees and commission and brokers' fees decreased slightly to $23.1 million for the year ended 2016 compared to $23.5 million for the same period of 2015.  Net income from the wealth management segment increased to $1.5 million for the fourth quarter of 2016 compared to $0.3 million for the third quarter of 2016, and $1.1 million for the fourth quarter of 2015.  Net income for the wealth management segment was $4.4 million for the year ended December 31, 2016 compared to $4.7 million for the year ended December 31, 2015.  Net income from the wealth management segment for 2016 was negatively impacted by third quarter restructuring costs of $1.3 million designed to increase efficiency and drive down future costs, as we continue to refine our operating model.

Remittance processing revenue decreased slightly to $2.7 million for the fourth quarter of 2016, compared to $2.8 million for the third quarter of 2016, and remained stable compared to the fourth quarter of 2015.  Remittance processing revenue increased to $11.3 million for the year ended December 31, 2016 compared to $11.1 million for the year ended December 31, 2015.  Net income from the remittance processing segment was $0.4 million for the fourth quarter of 2016, a slight decrease from $0.5 million in the third quarter of 2016 and stable compared to the fourth quarter of 2015.  Net income from the remittance processing segment was $1.8 million for the year ended December 31, 2016, which represented an increase of 2.9% from the year ended December 31, 2015.

The Company has historically held a leading position in its primary residential loan markets in Central Illinois, while the operations acquired from Pulaski have been ranked among the top residential mortgage loan producers in the St. Louis and Kansas City markets.  Influenced during the fourth quarter of 2016 by a marked increase in mortgage rates and associated costs, as well as seasonally slowing home purchase activity, mortgage revenue declined to $2.9 million compared to $4.8 million for the third quarter of 2016.  Mortgage revenue increased significantly from $1.4 million in the fourth quarter of 2015 principally from the additional mortgage activity contributed by the operations acquired from Pulaski.  Mortgage revenue includes servicing revenues of $1.8 million for the year ended December 31, 2016 compared to $1.6 million for the same period of 2015.  Beginning on January 1, 2016, the Company prospectively adopted an alternative conforming approach to the accounting for loan fees and costs for mortgage loans held for sale, which reclassifies origination costs, including related compensation expense from salaries, wages and employee benefits, to mortgage revenue.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and enhances the combination of the operations acquired from Pulaski with First Busey's.  The efficiency ratio, inclusive of acquisition and restructuring costs, of 61.80% for the year ended December 31, 2016 improved from 62.84% for the year ended December 31, 2015.  The Company remains focused on expense discipline. Specific areas of operating performance are detailed as follows:

• Salaries, wages and employee benefits, inclusive of restructuring costs, increased to $22.8 million in the fourth quarter of 2016 compared to $21.7 million in the third quarter of 2016, and $15.1 million in the fourth quarter of 2015.  In 2016, salaries, wages and employee benefits increased to $78.4 million compared to $63.5 million in 2015.  For 2016, the change in salaries, wages and employee benefits was due to an increased number of employees resulting from the acquisition and $2.6 million in restructuring costs.  By the end of 2016, full-time equivalent employees totaled 1,295, down from 1,320 at September 30, 2016, and up from 795 at December 31, 2015.

• Data processing expense in the fourth quarter of 2016 increased to $8.0 million compared to $4.4 million in the third quarter of 2016 and $3.1 million in the fourth quarter of 2015.  Data processing expense totaled $20.6 million in 2016, compared to $12.9 million in 2015. The 2016 increase was primarily due to additional data processing expense for the year related to Pulaski's operations and $5.3 million of software conversion expenses related to the acquisition.

• Other operating expenses increased to $6.4 million in the fourth quarter of 2016, compared to $5.9 million in the third quarter of 2016 and $5.4 million in the fourth quarter of 2015.  In 2016, other operating expenses increased to $23.3 million compared to $19.6 million in 2015, largely due to $1.9 million of Pulaski acquisition related expenses.

Overview and Strategy:

We take pride in the progress made by our Company in 2016 to maintain a strong balance sheet while producing important earnings growth.  During the fourth quarter of 2016, our commercial loan portfolio grew $80.6 million or at an annualized rate of 11.9%.  Non-interest bearing deposits increased $137.4 million to $1.134 billion for the fourth quarter of 2016 from third quarter of 2016, while overall deposit costs remained favorably low at 0.19%.
We are pleased to have completed the acquisition of Pulaski on April 30, 2016 and the bank merger at the close of business on November 4, 2016, as this transaction was strategically compelling and financially attractive.  We expect to continue to realize significant accretion to core earnings as a result of this transaction.  The addition of Pulaski rapidly accelerated growth in nearly every financial measure.  This acquisition creates a Midwest community bank with greater scale and improved operating efficiency, along with geographic and balance sheet diversification.
Busey is honored to be recognized as one of the 2016 Best Places to Work in Illinois by Best Companies Group—a true testament to the unique culture of our organization. The survey and awards program recognizes and honors the best places of employment in Illinois benefiting the state's economy, workforce and businesses.  Further, Busey is grateful to be among the 2016 Best Banks to Work For by American Banker magazine and Best Companies Group. The program—which was established in 2013—identifies, recognizes and honors the best 60 banks to work for in the nation.
Busey remains focused on customer satisfaction and providing service excellence.  Busey reported an increased Net Promoter Score®, a measure of customer experience, from 28.5 to 37.5 for 2016 in our second annual "State of the Customer Report", which is available on busey.com.  The annual State of the Customer Report featured several enhancements and improvements driven by customer feedback, including increased engagement with customers via both mobile and proactive chat channels and bank by appointment via busey.com.  In addition, Busey now offers surcharge-free access to over 25,000 ATMs.
Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  With an active growth plan, our strong capital position, an attractive core funding base, and a sound credit foundation, we feel confident that we are well positioned moving into the new year. As we acknowledge our continued success and the positive forward momentum of our Company, we are grateful for the opportunity to continually earn the business of our customers, based on the contributions of our talented associates and the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2016	2016	2016	2015	2016	2015
EARNINGS & PER SHARE DATA
Net income	$11,455	$15,422	$12,383	$10,683	$49,694	$39,006
Income available to common stockholders[2]	11,455	15,422	12,383	10,528	49,694	38,306
Revenue[3]	63,634	64,865	56,377	45,513	228,597	176,227
Diluted earnings per share	0.30	0.40	0.35	0.36	1.40	1.32
Cash dividends paid per share	0.17	0.17	0.17	0.17	0.68	0.62

Net income by operating segment
Banking	$10,974	$15,591	$12,422	$10,508	$48,690	$36,026
Remittance Processing	364	486	451	380	1,758	1,709
Wealth Management	1,486	284	1,296	1,131	4,388	4,721

AVERAGE BALANCES
Cash and cash equivalents	$245,993	$281,103	$388,087	$245,721	$304,589	$324,761
Investment securities	807,219	833,563	850,791	926,658	837,884	906,310
Loans held for sale	258,576	257,893	134,028	7,957	164,728	14,131
Portfolio loans	3,810,283	3,797,567	3,377,087	2,594,779	3,394,352	2,518,328
Interest-earning assets	5,046,765	5,094,884	4,678,632	3,703,078	4,630,768	3,676,588
Total assets	5,455,512	5,499,218	5,021,325	3,930,571	4,973,913	3,921,503

Non-interest bearing deposits	1,060,258	1,023,963	942,553	730,715	949,271	717,854
Interest-bearing deposits	3,290,710	3,347,620	3,069,158	2,440,128	3,037,537	2,450,707
Total deposits	4,350,968	4,371,583	4,011,711	3,170,843	3,986,808	3,168,561
Securities sold under agreements to repurchase	194,960	188,557	178,826	184,782	181,474	179,662
Interest-bearing liabilities	3,752,570	3,834,011	3,527,059	2,738,116	3,464,015	2,737,528
Total liabilities	4,862,532	4,910,372	4,508,452	3,497,742	4,455,661	3,483,550
Stockholders' equity-common	592,980	588,846	512,873	371,223	518,252	368,076
Tangible stockholders' equity-common[4]	471,188	466,100	419,954	337,779	425,560	333,569

PERFORMANCE RATIOS
Return on average assets[5]	0.84%	1.10%	0.99%	1.08%	1.00%	0.98%
Return on average common equity[5]	7.69%	10.42%	9.71%	11.25%	9.59%	10.41%
Return on average tangible common equity[5]	9.67%	13.16%	11.86%	12.36%	11.68%	11.48%
Net interest margin[5,6]	3.63%	3.51%	3.32%	3.23%	3.42%	3.10%
Efficiency ratio[7]	66.32%	58.03%	61.72%	59.81%	61.80%	62.84%
Non-interest revenue as a % of total revenues[3]	29.86%	31.96%	32.68%	34.97%	32.34%	36.55%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of net interest income plus non-interest income, net of security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges, a non-GAAP financial measure

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	December 31,	September 30,	June 30,	December 31,
	2016	2016	2016	2015
Assets
Cash and cash equivalents	$166,706	$360,835	$267,072	$319,280
Investment securities	807,631	825,143	852,380	884,670

Loans held for sale	256,319	266,382	278,125	9,351

Commercial loans	2,796,130	2,715,580	2,685,933	1,961,573
Retail real estate and retail other loans	1,082,770	1,092,033	1,095,033	666,166
Portfolio loans	3,878,900	3,807,613	3,780,966	2,627,739

Allowance for loan losses	(47,795)	(47,847)	(45,358)	(47,487)
Premises and equipment	77,861	80,287	81,009	63,088
Goodwill and other intangibles	121,276	122,099	123,206	32,942
Other assets	164,272	177,729	172,799	109,393
Total assets	$5,425,170	$5,592,241	$5,510,199	$3,998,976

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,134,133	$996,750	$1,045,180	$881,685
Interest-bearing checking, savings, and money market deposits	2,453,965	2,511,914	2,450,316	1,949,370
Time deposits	786,200	827,842	889,013	458,051
Total deposits	$4,374,298	$4,336,506	$4,384,509	$3,289,106

Securities sold under agreements to repurchase	189,157	212,363	173,726	172,972
Short-term borrowings	75,000	246,700	166,200	-
Long-term debt	80,000	80,000	80,000	80,000
Junior subordinated debt owed to unconsolidated trusts	70,868	70,834	70,801	55,000
Other liabilities	41,533	49,764	46,846	28,712
Total liabilities	$4,830,856	$4,996,167	$4,922,082	$3,625,790
Total stockholders' equity	$594,314	$596,074	$588,117	$373,186
Total liabilities & stockholders' equity	$5,425,170	$5,592,241	$5,510,199	$3,998,976

Share Data
Book value per common share	$15.54	$15.60	$15.41	$13.01
Tangible book value per common share[2]	$12.37	$12.41	$12.18	$11.86
Ending number of common shares outstanding	38,236	38,207	38,162	28,695

[1] Results are unaudited except for amounts reported as of December 31, 2015
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, a non-GAAP financial measure

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	December 31,	September 30,	June 30,	December 31,
	2016	2016	2016	2015

Portfolio loans	$3,878,900	$3,807,613	$3,780,966	$2,627,739
Non-performing loans
Non-accrual loans	21,423	16,253	22,443	12,748
Loans 90+ days past due	131	3,830	334	15
Non-performing loans, segregated by geography
Illinois/ Indiana	18,104	16,169	10,860	11,732
Missouri	2,730	3,258	10,944	-
Florida	720	656	973	1,031
Loans 30-89 days past due	4,090	7,709	9,754	3,282
Other non-performing assets	2,518	2,324	3,267	783
Non-performing assets to portfolio loans and non-performing assets	0.62%	0.59%	0.69%	0.52%
Allowance as a percentage of non-performing loans	221.70%	238.25%	199.14%	372.07%
Allowance for loan losses to portfolio loans	1.23%	1.26%	1.20%	1.81%
Net charge-offs (recoveries)	$1,552	$(539)	$913	$725
Provision for loan losses	1,500	1,950	1,100	1,000

[1] Results are unaudited except for amounts reported as of December 31, 2015

Condensed Consolidated Statements of Operations[1]
(in thousands, except per share data)
	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Interest and fees on loans held for sale and portfolio loans	$43,483	$26,544	$147,816	$100,395
Interest on investment securities	4,156	4,575	17,073	17,627
Total interest income	$47,639	$31,119	$164,889	$118,022

Interest on deposits	2,067	1,132	7,065	4,756
Interest on short-term borrowings	299	56	1,034	188
Interest on long-term debt	65	15	220	46
Junior subordinated debt owed to unconsolidated trusts	573	317	1,910	1,217
Total interest expense	$3,004	$1,520	$10,229	$6,207

Net interest income	$44,635	$29,599	$154,660	$111,815
Provision for loan losses	1,500	1,000	5,550	1,600
Net interest income after provision for loan losses	$43,135	$28,599	$149,110	$110,215

Trust fees	5,190	4,978	20,302	20,363
Commissions and brokers' fees	744	694	2,839	3,096
Fees for customer services	6,179	4,908	23,253	19,083
Remittance processing	2,697	2,748	11,255	11,120
Mortgage revenue	2,861	1,426	11,952	7,165
Net security gains	2	401	1,232	380
Other	1,328	1,160	4,336	3,585
Total non-interest income	$19,001	$16,315	$75,169	$64,792

Salaries, wages and employee benefits	22,822	15,120	78,397	63,516
Net occupancy expense	3,333	2,208	11,633	8,704
Furniture and equipment expense	2,027	1,165	6,591	4,958
Data processing expense	7,968	3,097	20,645	12,940
Amortization expense	1,281	808	4,438	3,192
Regulatory expense	585	544	2,859	2,357
Other operating expenses	6,395	5,421	23,299	19,638
Total non-interest expense	$44,411	$28,363	$147,862	$115,305

Income before income taxes	$17,725	$16,551	$76,417	$59,702
Income taxes	6,270	5,868	26,723	20,696
Net income	$11,455	$10,683	$49,694	$39,006
Preferred stock dividends	$-	$155	$-	$700
Income available for common stockholders	$11,455	$10,528	$49,694	$38,306

Per Share Data
Basic earnings per common share	$0.30	$0.37	$1.42	$1.32
Diluted earnings per common share	$0.30	$0.36	$1.40	$1.32
Diluted average common shares outstanding	38,743	28,913	35,413	29,103

[1] Results are unaudited except for amounts reported for the year ended December 31, 2015

Corporate Profile

As of December 31, 2016, First Busey Corporation (Nasdaq: BUSE) was a $5.4 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-seven banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Busey Bank also offers mortgage loan products through seventeen loan production offices in the St. Louis, Kansas City, Chicago, Omaha-Council Bluffs metropolitan areas and across the Midwest.   Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.

Busey Bank had total assets of $5.4 billion as of December 31, 2016.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2016, Busey Wealth Management's assets under care were approximately $5.4 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer, 217-365-4578

Non-GAAP Financial Information
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include acquisition and other notable pre-tax items, operating earnings, tangible common equity, tangible common equity to tangible assets and efficiency ratios. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
Management believes that notable pre-tax items and operating earnings are useful in assessing our core operating performance and in understanding the primary drivers of our non-interest income and non-interest expense when comparing periods.  Management believes that operating earnings adjusted for acquisition related expenses are a useful measure because it excludes expenses that can significantly fluctuate from acquisition to acquisition. In addition, management believes that excluding these expenses provides investors and analysts a measure to better understand the Company's primary operations when comparing the periods presented in the earnings release.
Management believes that tangible common equity, tangible common equity to tangible assets and efficiency ratios are standard financial measures used in the banking industry to evaluate performance.
The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national, and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business (including the impact of the Dodd-Frank Act and the extensive regulations to be promulgated thereunder, as well as the Basel III Rules); (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions (including the acquisition of Pulaski), which may include failure to realize the anticipated benefits of the acquisition; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.